Exhibit 4.4

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “agreement”) is made as of [DATE], 2020 by and between EdtechX Holdings Acquisition Corp. II, a Delaware corporation, with offices at c/o IBIS Capital Limited, 22 Soho Square, London W1D 4NS United Kingdom (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street, New York, New York 10004, as warrant agent (“Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of up to 17,250,000 units, (including 2,250,000 units which may be issued pursuant to an overallotment option granted to the underwriters of the Company’s Public Offering), each unit (“Unit”) comprised of one share of Class A common stock of the Company, par value $.0001 per share (“Common Stock”), and one-half of one warrant, where each whole warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, will issue and deliver up to 8,625,000 warrants (the “Public Warrants”) to the public investors in connection with the Public Offering; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, No. 333-__________ (“Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Warrants; and

WHEREAS, the Company has received binding commitments (the “Private Warrant Subscription Agreements”) from IBIS Capital Sponsor II LLC and IBIS Capital Sponsor II EdtechX LLC (collectively, the “Sponsors”) to purchase up to an aggregate of 4,520,000 Warrants (or up to 4,965,500 Warrants if the underwriters’ overallotment option is exercised in full) (the “Sponsor Warrants”) upon consummation of the Public Offering; and

WHEREAS, the Company has entered into a letter agreement (the “Letter Agreement”), effective as of the date thereof, with Macquarie Capital (USA) Inc. (“Macquarie”), one of the underwriters in the Public Offering, and certain other parties thereto, concurrent with the closing of the Public Offering, in lieu of a portion of the underwriting compensation payable to Macquarie upon the closing of the Public Offering, Macquarie has agreed to receive a number of private placement warrants (the “Macquarie Private Warrants” and, together with the Sponsor Private Warrants, the “Private Warrants”) from the Company and founder shares from IBIS Capital Sponsor II EdtechX LLC, and immediately upon receipt of thereof, Macquarie will transfer the Macquarie Private Warrants and the founder shares to one of its affiliates (the “Macquarie Affiliate”); and

WHEREAS, the Company may issue up to an additional 1,500,000 Warrants (“Working Capital Warrants”) in satisfaction of certain working capital loans made by the Sponsors or the Company’s officers, directors, initial stockholders, and their affiliates; and

WHEREAS, following consummation of the Public Offering, the Company may issue additional warrants (“Post IPO Warrants” and together with the Public Warrants, Private Warrants and Working Capital Warrants, the “Warrants”) in connection with, or following the consummation by the Company of, a Business Combination (defined below); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3. Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4. Registration.

2.4.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depositary.

2.4.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5. Detachability of Warrants. The securities comprising the Units will not be separately transferable until the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier with the consent of Jefferies LLC, the representative (the “Representative”) of the underwriters in the Public Offering, but in no event shall the Representative allow separate trading of the securities comprising the Units until (i) the Company has filed a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the underwriters’ option to purchase additional Units in the Public Offering, if such option is exercised prior to the filing of the Form 8-K, and (ii) the Company has issued a press release and has filed a Current Report on Form 8-K announcing when such separate trading shall begin (the “Detachment Date”).

2.6. Private Warrant and Working Capital Warrant Attributes. The Private Warrants and Working Capital Warrants shall be identical to the Public Warrants, except that such Warrants (i) shall not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as they are held by the initial holders or their Permitted Transferees (as defined in Section 5.6 hereof). Once a Private Warrant or Working Capital Warrant is transferred to a holder other than a Permitted Transferee, it shall be treated as a Public Warrant hereunder for all purposes.

2.7. Post-IPO Warrants. The Post-IPO Warrants, when and if issued, shall have the same terms and be in the same form as the Public Warrants except as may be agreed upon by the Company.

3. Terms and Exercise of Warrants

3.1. Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent (except with respect to uncertificated Warrants), entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to registered holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants.

3.2. Duration of Warrants. A Warrant may be exercised only during the period commencing on the later of (i) the date that is thirty (30) days after the first date on which the Company consummates a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”), and (ii) the date that is twelve (12) months from the date of the closing of the Public Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its Business Combination, (y) other than with respect to the Private Warrants and Working Capital Warrants then held by the initial purchasers or their respective Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof (an “Inapplicable Redemption”), at 5:00 p.m., New York City time on the Redemption Date as provided in Section 6.2 of this Agreement and (z) the liquidation of the Company (“Expiration Date”). The period of time from the date the Warrants will first become exercisable until the expiration of the Warrants shall hereafter be referred to as the “Exercise Period.” Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each outstanding Warrant (other than a Private Warrant or Working Capital Warrant in the event of an Inapplicable Redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide at least twenty (20) days prior written notice of any such extension to registered holders and, provided further that any such extension shall be identical in duration among to all of the Warrants. Notwithstanding anything to the contrary, the Macquarie Affiliate shall not exercise the Private Warrants it will receive pursuant to the Letter Agreement after the five-year anniversary of the effective date of the Registration Statement.

3.3. Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) in lawful money of the United States, by good certified check or good bank draft payable to the order of the Warrant Agent or wire transfer;

(b) in the event of a redemption pursuant to Section 6.1 hereof in which the Company’s management has elected to force all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average reported closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the Warrants pursuant to Section 6 hereof;

(c) with respect to any Private Warrants or Working Capital Warrants, so long as such Private Warrants or Working Capital Warrants are held by the initial purchasers or their Permitted Transferees, by surrendering such Private Warrants or Working Capital Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” over the Warrant Price by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the Warrant Price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise is sent to the Warrant Agent; or

(d) in the event the registration statement required by Section 7.4 hereof is not effective and current by the 60th Business Day after the closing of a Business Combination, by surrendering such Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” over the Warrant Price by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the Warrant Price. Solely for purposes of this Section 3.3.1(d), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date of exercise.

3.3.2. Issuance of Shares of Common Stock. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the registered holder of such Warrant a certificate or certificates, or book entry position, for the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant, or book entry position, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable for cash and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful.

3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. Date of Issuance. Each person in whose name any book entry position or certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant, or book entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not cause the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1. Stock Dividends; Split Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.2. Aggregation of Shares. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock or other shares of the Company’s capital stock into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50, (c) any payment to satisfy the conversion rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination or (d) any payment in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Common Stock during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.4 Adjustments in Warrant Price.

4.4.1 Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4.2 If (i) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the initial stockholders (as defined in the Registration Statement) or their affiliates, without taking into account any founder shares held by such holders or their affiliates, as applicable, prior to such issuance) (the “New Issuance Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation thereof (net of redemptions) and (iii) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the New Issuance Price, and Redemption Trigger Price (as defined in Section 6.1)  shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the New Issuance Price.

4.5. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification also results in a change in the Common Stock covered by Section 4.1, 4.2, 4.3 or 4.4, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.6. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7. No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

4.8. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9 No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Company’s Class B common stock (the “Class B Common Stock”) into shares of Common Stock or the conversion of the shares of Class B Common Stock into shares of Common Stock, in each case pursuant to the Charter.

4.10 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, in the case of certificated Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, either in certificated form or in book entry position, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants, or book entry positions, as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant, except as part of the Units.

5.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6. Private Warrants and Working Capital Warrants. The Warrant Agent shall not register any transfer of Private Warrants or Working Capital Warrants until 30 days after the consummation by the Company of an initial Business Combination, except (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsors, any affiliates of the sponsors, the initial stockholders (as defined in the Registration Statement) and any family members of the initial stockholders, if such initial stockholder is an individual, or any members of the initial stockholders or any affiliates of the initial stockholders, if such initial stockholder is an entity, (ii) by gift to a charitable organization or in the case of an individual, by gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is a member of one of the holder’s immediate family or an affiliate of such person; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of the initial business combination; or (vii) by virtue of the laws of Delaware or the organizational documents of the Sponsors upon dissolution of the Sponsors or any of the initial stockholders upon dissolution of such initial stockholder; provided, however, that in the case of clauses (i) through (v) or (vii) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in certain letter agreement to be entered into by the Company and the holder with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described in the Registration Statement).

5.7. Transfers prior to Detachment. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.7 shall have no effect on any transfer of Warrants on or after the Detachment Date.

6. Redemption.

6.1. Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the reported closing price of the Common Stock equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof) (the “Redemption Trigger Price”), on each of twenty (20) trading days within any thirty (30) trading day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b); provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2. Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3. Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Public Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in Section 3.3.1(b)) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Exclusion of Certain Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to (i) the Private Warrants and Working Capital Warrants if at the time of the redemption such Private Warrants or Working Capital Warrants continue to be held by the initial purchasers or their Permitted Transferees or (ii) Post IPO Warrants if such warrants provide that they are non-redeemable by the Company. However, with respect to the Private Warrants or Working Capital Warrants, once such Private Warrants or Working Capital Warrants are transferred (other than to Permitted Transferees under Section 5.6), the Company may redeem the Private Warrants and Working Capital Warrants in the same manner as the Public Warrants.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of Shares of Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days, after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Act, of the shares of Common Stock issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company and in those states where holders of Warrants then reside, the shares of Common Stock issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company agrees to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its best efforts to register such securities under the blue sky laws of the states of residence of the existing warrant holders to the extent an exemption is not available. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(d). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the shares of Common Stock issued upon such exercise will be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of the Company and, accordingly, will not be required to bear a restrictive legend. For the avoidance of any doubt, except as set forth in Section 7.4.2, unless and until all of the Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

7.5 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in Section 7.4 and (i) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary or (ii) if the Company does not so elect, the Company agrees to use its best efforts to register or qualify for sale the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2. Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3. Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own fraud, gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s fraud, gross negligence, willful misconduct, or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

EdtechX Holdings Acquisitions Corp. II

c/o IBIS Capital Limited

22 Soho Square

London, 41D 4NS

United Kingdom

Attn: CEO

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attn: Compliance Department

with a copy in each case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attn: David Alan Miller, Esq.

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Joel L. Rubinstein, Esq.

Email: joel.rubinstein@whitecase.com

and

Jefferies LLC

520 Madison Avenue. 2nd Floor

New York, New York 10022

Attn: General Counsel

9.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 9.4 and 9.8 hereof, the Representative, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representative shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 9.4 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative with respect to the Sections 9.4 and 9.8 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of a majority of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then outstanding Private Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9 Trust Account Waiver. The Warrant Agent acknowledges and agrees that it shall not make any claims or proceed against the trust account established by the Company in connection with the Public Offering (as more fully described in the Registration Statement) (“Trust Account”), including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Warrant Agent has a claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.

9.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

EDTECHX HOLDINGS ACQUISITION CORP. II

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: